Exhibit 4.6

MEDIA GENERAL, INC.

1987 NON-QUALIFIED STOCK OPTION PLAN

Amended and Restated as of May 17, 1991

Media General, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia, which, along with its wholly owned subsidiaries, is hereinafter referred to as the “Company”, previously adopted the Media General, Inc. 1987 Stock Option Plan for officers and executive employees of the Company, which was subsequently amended on August 21, 1987 (the “Plan”). The Company hereby further amends and restates the Plan as follows:

1. Purpose. The Plan is intended to advance the interests of the Company by providing its officers and other key executive employees having substantial responsibility for the direction and management of the Company an additional incentive to promote its success and to encourage them to remain in its employ.

2. Administration of Plan. The Plan shall be administered by the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee shall adopt such rules and regulations as it deems necessary to carry out the Plan. The Board may from time to time make such changes in and additions to the Plan as it may deem proper in order to accomplish the intentions of the Plan. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board, be final and conclusive.

3. Eligibility. The Committee shall grant Options only to officers and other key executive employees of the Company who perform services of major importance in the management, operation and development of the business of the Company. The Committee shall determine the term of such Options and the number of shares to be allocated to each employee who is granted options under the Plan.

4. Stock. The Board hereby authorizes the Committee to appropriate and to grant Options for and to issue and sell for the purposes of the Plan an aggregate of 1,600,000 shares of the Class A Common Stock of the Company (subject to adjustment as provided hereinafter). Any Options that are granted on or after May 17, 1991, that are forfeited pursuant to paragraph 7 hereof on account of the termination of an Optionee’s employment by the Company, may be granted in whole or in part to another Optionee by the Committee. The Company shall not be required to issue or deliver any certificate for shares of its stock purchased upon the exercise of any part of any such Option prior to (1) the admission of such shares to listing on any stock exchange on which the stock of the Company may then be listed, (2) the completion of any registration or other qualification of such shares under any state or federal law or ruling or regulation of any governmental regulatory body which the Company shall, in its sole discretion, determine is necessary or advisable, and (3) the receipt by the Board of an opinion of counsel that all applicable legal requirements have been complied with.

5. Price. The purchase price of the shares of stock covered by an Option granted hereunder shall be as determined by the Committee, but such price shall not be less than the fair market value of such shares covered by an Option on the date such Option is granted. For purposes of the Plan, fair market value shall mean the average of the highest and lowest closing prices at which shares of the Company’s Class A Common Stock are traded on the date that an Option is granted.

6. Duration and Exercise of Options Granted Prior to May 17, 1991. Any Option granted under this Plan prior to May 17, 1991 shall be exercisable during the employment of the Optionee and twelve (12) months thereafter, and during such extended period as may be determined by the Committee. In the event that an Option is not held for five (5) full years from the date that such Option is granted, such Option may be exercised only in accordance with the following schedule of time and proportions of the total stock subject thereto:

Option held less than one (1) year	up to 0	% of total
Option held one (1) year or more	up to 20	% of total
Option held two (2) years or more	up to 40	% of total
Option held three (3) years or more	up to 60	% of total
Option held four (4) years or more	up to 80	% of total

provided, however, that no fractional shares shall be issued.

In the event of the death of the Optionee while employed by the Company, any Option held by such Optionee may be exercised in full without regard to the length of time the Option has been held by said Optionee by the legatees, personal representatives or distributees of the Optionee within one year of the date of the Optionee’s death.

In the event of the termination of the Optionee’s employment by reason of his retirement after attaining age fifty-five (55) or by reason of his disability at any age, then such Optionee may, within thirty-six (36) months after such termination of employment, or such extended period as may be determined by the Committee, exercise any Option granted under the Plan in full without regard to the length of time the Option shall have been held by said Optionee.

The exercise of any Option and delivery of the Option shares shall be contingent upon receipt by the Company of the full purchase price of such Option shares in cash.

7. Duration and Exercise of Options Granted on or After May 17, 1991. Except as otherwise provided herein, any Option granted under this Plan on or after May 17, 1991 shall be exercisable during the employment of the Optionee and twelve (12) months thereafter and during such extended period as may be determined by the Committee. In the event an Option is not held for three (3) full years from the date the Option is granted such Option may be exercised only in accordance with the following schedule of time and proportions of the total stock subject thereto:

Option held less than one (1) year	up to 0	% of total
Option held one (1) year or more	up to 33 1/3	% of total
Option held two (2) years or more	up to 66 2/3	% of total

provided, however, that no fractional shares shall be issued.

In the event of the death of the Optionee while employed by the Company, any Option held by such Optionee may be exercised in full without regard to the length of time the Option has been held by said Optionee by the legatees, personal representatives or distributees of the Optionee within one year of the date of the Optionee’s death.

In the event of the termination of the Optionee’s employment by reason of his retirement after attaining age fifty-five (55) or by reason of his disability at any age, then such Optionee may, within twelve (12) months after such termination of employment, or such extended period as may be determined by the Committee, exercise any Option granted under the Plan in full without regard to the length of time the Option shall have been held by said Optionee.

Notwithstanding any provision to the contrary contained herein, unless the Board specifically extends the period during which any Option granted under this Section 7 may be exercised, such Option shall expire and be forfeited on the date that is ten (10) years from the date such Option is granted.

The exercise of any Option and delivery of the Option shares shall be contingent upon receipt by the Company of the full purchase price of such Option shares in cash.

8. Non-transferability of Options. An Option shall not be transferable otherwise than by will, the laws of descent and distribution, or with the consent of the Company.

9. Effect of Stock Dividends, Stock Splits, etc. The Committee shall make appropriate adjustments in the price of the shares and the number allotted or subject to allotment if there are any changes in the outstanding shares of Class A Common Stock of the Company by reason of stock dividends, stock splits, recapitalizations, mergers, or consolidation. In addition, in the case of merger, consolidation, dissolution or liquidation, the expiration date and the time at which any Option granted under this Plan may or must be exercised may be accelerated by the Board.

10. Expiration and Termination of the Plan. Options may be granted under the Plan at any time until the Plan shall be terminated by the Board or the Stockholders of Media General, Inc.

11. Waiver of Vesting and Benefit Accrual Limitations. The Board may, in its sole discretion, waive, modify or amend all or any portion of the provisions of the Plan that have the effect of limiting the right of a Participant to exercise any option granted under the Plan. Such action by the Board may be made on a case by case basis or may be made with respect to all Participants.

12. The Effective Date of the Plan. The Plan shall become effective upon approval by the Stockholders of Media General, Inc.

IN WITNESS WHEREOF, the Plan has been duly adopted and executed as of the 17th day of May, 1991.

MEDIA GENERAL, INC.

By:	/s/ J. Stewart Bryan, III
J. Stewart Bryan, III
Chairman